Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B CONVERTIBLE PREFERRED STOCK

OF

VIVOS THERAPEUTICS, INC.

Vivos Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions setting forth a proposed amendment to the Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on August 12, 2020 (the “Series B Certificate of Designation”), declaring said amendment to be advisable and directing the same to be submitted to the holders of the Series B Preferred Stock of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section 5.7 of the Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock of Vivos Therapeutics, Inc. is hereby amended and restated in its entirety as follows:

5.7 Certain Adjustments. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, without also subdividing the Series B Preferred Stock into a proportionate larger number of shares, or (iii) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the total number of shares of Common Stock issuable upon a mandatory conversion of the Series B Preferred Stock pursuant to this Section 5 shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. If the Corporation, at any time while the Series B Preferred Stock is outstanding, combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares without also combining (including by way of a reverse stock split) outstanding shares of Series B Preferred Stock into a smaller number of shares, then the total number of shares of Common Stock issuable upon a mandatory conversion of the Series B Preferred Stock pursuant to this Section 5 shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event. Any adjustment made pursuant to this Section 5.7 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

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2. Thereafter, in lieu of a meeting and vote of holders of Series B Preferred Stock, a majority of the holders of the Series B Preferred Stock have given written consent to said amendment in accordance with Section 228 of the DGCL.

3. The aforesaid amendment was duly adopted in accordance with the provisions of the Series B Certificate of Designation and Section 242 of the DGCL.

4. All other provisions of the Corporation’s Articles of Incorporation and the Series B Certificate of Designation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation of Preferences, Rights, and Limitations of Series B Convertible Preferred Stock to be executed effective as of the date of its filing with the Secretary of State of the State of Delaware, notwithstanding the actual date of execution.

By:	/s/ Brad Amman
Name:	Brad Amman
Title:	Chief Financial Officer and Secretary

[Signature page to Certificate of Amendment]